Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Dated July 25, 2012

File No. 333-170711

August 6, 2012

This free writing prospectus relates only to the securities described in, and should be read together with, the preliminary prospectus dated July 25, 2012 (the “Preliminary Prospectus”) included in Amendment No. 9 to the Registration Statement on Form S-1 (File No. 333-170711). The following information supplements and updates the information contained in the Preliminary Prospectus. To review a filed copy of the Preliminary Prospectus included in Amendment No.  9 to the Registration Statement on Form S-1, click on the following link:

http://www.sec.gov/Archives/edgar/data/880177/000119312512313975/d118905ds1a.htm

Recent Developments

Morgenthaler Partners VI, L.P. has indicated an interest in purchasing an aggregate of 200,000 shares of our common stock in this offering. Morgenthaler Partners VI, L.P. beneficially owns more than 5% of our common stock and has a representative on our board of directors. Because indications of interest are not binding agreements or commitments to purchase, this stockholder may elect not to purchase any shares in this offering. The information in the Preliminary Prospectus does not reflect any potential purchases by existing stockholders.

Capitalization

We supplemented the third bullet point on page 36 of the Preliminary Prospectus under the section titled “Capitalization” to reference the number of shares of common stock that we would sell in this offering at an assumed initial public offering price of $15.00 per share (assuming no exercise of the underwriters’ over-allotment option to purchase up to an aggregate of 825,000 shares of our common stock). The supplemented bullet point reads as follows:

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our pro forma as adjusted capitalization reflecting (1) our pro forma capitalization, and (2) the sale of 5,340,780 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the initial public offering price range reflected on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The issuer has filed a registration statement including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the prospectus may be obtained by calling Deutsche Bank Securities Inc. at (800) 503-4611 or J.P. Morgan Securities LLC at (866) 803-9204.